Exhibit 99.2

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Dr. JürgenHambrecht

Chairman of the Board of Executive Directors

Dr. Kurt Bock

CFO and Member of the Board of Executive Directors

Analyst Conference Call

January 3, 2006

Potential Acquisition of Engelhard

Creating a World Leader in Catalysts

[LOGO]	[GRAPHIC]

[LOGO]

Disclaimer

This presentation is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. The proposed tender offer for the outstanding shares of Engelhard common stock described in this presentation has not commenced.  Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. Engelhard stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, toll-free in the U.S. and Canada at 1-877-750-5837 or toll-free in Europe at 00-800-7710-9971.

This presentation contains forward-looking statements.  All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC. We do not assume any obligation to update the forward-looking statements contained in this presentation.

1              Transaction Highlights

2              Introduction to Engelhard

3              Impact on BASF

4              Transaction Process

Transaction Highlights

•                  BASF is making an all-cash proposal to acquire 100% of Engelhard for a total consideration of approximately 4.9 billion USD (on a fully diluted basis)

•                  Purchase price of 37.00 USD per share of Engelhard common stock

•                  Represents a 23% premium to Engelhard’s price of 30.05 USD per share on December 20, 2005 (closing price)

•                  Represents a 23% premium to Engelhard’s price of 30.15 USD per share on December 30, 2005 (closing price)

•                  Represents a 30% premium to Engelhard’s 90-day average price (VWAP) of 28.42 USD per share

•                  Represents an Enterprise Value of 5.2 billion USD

•                  Represents a multiple of 12.7 x LTM EBITDA and 18.8 x P/E

•                  100% cash consideration, no financing conditions

Engelhard is an Excellent Strategic Fit for BASF

•                  Market leader with a market share of more than 30% in the growing automotive catalyst market

•                  Leverages BASF’s strong know-how and excellent customer relationships with automotive industry

•                  Strong R&D platform including world-class proprietary technologies and outstanding scientists

•                  Expands BASF’s own pigment business, strengthening BASF’s position in this sector

•                  Contributes to reduced earnings cyclicality for BASF

•                  Consistent with BASF’s stated acquisition criteria and profitable growth strategy

Why is BASF Expanding in the Catalyst Market?

•                  BASF already has significant expertise in catalysts

•                  Catalysts are key to chemical, refinery and polymerization processes

•                  Changes in oil quality and demand for higher yield lead to attractive market growth in chemical and refinery catalysts

•                  New emission control legislation leads to attractive market growth in emission catalysts

•                  Established players with proprietary technologies and strong customer relationships

•                  Catalysts are a high margin business

BASF will become a world market leader in catalysts

1              Transaction Highlights

2              Introduction to Engelhard

3              Impact on BASF

4              Transaction Process

Engelhard –  Leader in Surface and Materials Science

[CHART]

Appearance & Performance Technologies

• Pigments

Process Technologies

• Chemical Catalysts

• Polyolefin Catalysts

• Petroleum Refining Catalysts

Environmental Technologies

• Emission Catalysts

(Automotive/Non-Automotive)

Materials Services

• Precious and Base Metal Services

Other

Engelhard –  Balanced End Market Exposure

[CHART]

Source: Company and Analyst Reports

Engelhard Financials

Million USD (except per share data)

	Q1-Q3	Q1-Q3
	2005	2004	/_\%	2004
Sales	3,325	3,126	6.4%	4,166
EBITDA	318	309	2.9%	402
EBIT	221	214	3.3%	273
Earnings before income taxes*	227	220	3.2%	292
Net Income	181	179	1.1%	236
EPS	1.50	1.45	3.4%	1.91
Operating Cash Flow	137	170	(19.4)%	323

Margins
EBITDA	9.6%	9.9%		9.6%
EBITDA (ex Materials Services)	16.5%	17.7%		17.0%
EBIT	6.6%	6.8%		6.6%
EBIT (ex Materials Services)	11.2%	12.0%		11.4%

* Incl. equity in earnings of affiliates (Q1-Q3 2005:24.2m USD; Q1-Q3 2004: 19.4m USD; 2004: 37.6m USD)

Environmental Technologies
Leading Business with Outstanding Growth Potential

Emission Catalysts

•              Engelhard’s fastest growing, most profitable business

•              More than two-thirds of sales to automotive industry

•                        Expected market growth in excess of 5% due to tighter emission regulations in Europe, the US and Asia

•              Industry leader in automotive catalysts

•                        30-35% global market share

•                        Well positioned in US, Europe and Asia

•                  Strong presence in Japan and Korea through JVs

•                  Strong positions in China and India with local manufacturing

•              Unique opportunity for BASF to enter into attractive market segment complementing BASF’s wide offering to the automotive industry

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Process Technologies

Building a Superior Product Line

Chemical Catalysts

•                  Key technology platform for chemical industry provides natural fit for BASF

•                  Attractive margin business

•                  Provide access to technologies with long-term growth potential (e.g. gas-to-liquids, feedstock)

Polyolefin Catalysts

•                  Tailored catalysts drive profits

Petroleum Refining Catalysts

•                  Changes in oil quality and higher demand for refinery products drive this highly profitable business

•                  Engelhard has a strong market share in Refining Catalysts (30% market share in fluid cracking catalysts)

•                  Engelhard’s innovative Naphthamax II catalysts will substantially increase the gasoline yield in refineries

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Appearance & Performance Technologies

Expanding the Strong Pigment Portfolio

Pearlescent Pigments

•                  #2 worldwide with a significant market share

•                  Strong financial performance and excellent fit to BASF’s existing pigment portfolio

Color Pigments

•                  Important player in color pigments

•                  Strengthens forward integration into higher value pigments

Kaolin Pigments

•                  Low cost backward integration into catalyst carriers

•                  Strong market position in paper industry and specialty applications market

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Materials Services

Supporting Automotive Catalyst Business

Precious and Base Metals

•                  Independent supply of precious and base metals is critical for catalyst business

•                  Well established business model is standard in automotive catalyst industry

•                  Low capital employed and strict risk management

•                  Consistent financial performance

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Engelhard Segments

Financials 2004

Million USD

	Environmental Technologies	Process Technologies	Appearance & Performance Technologies	Materials Services
Net Sales	899	615	690	1,909
EBITDA	168	114	118	18
EBITDA Margin	18.7%	18.5%	17.1%	0.9%
EBIT	137	87	69	16
EBIT Margin	15.2%	14.1%	10.0%	0.8%

1              Transaction Highlights

2              Introduction to Engelhard

3              Impact on BASF

4              Transaction Process

Acquisition Rationale

Strategic Expansion into High-Growth, High-Margin Markets	Superior Technology Position	Strong Financial Fundamentals

• Become a global leader in catalysts • Expand into attractive emission and process catalyst markets • Complement pigment portfolio with pearlescent pigments

•      Create industry leading R&D platform

•      Proprietary technologies in attractive catalyst and pigment markets

•      Accelerated product development and improved time-to-market

•      Innovative system solutions

•      Access to unique applications expertise

•      Supports existing high growth and margin profile

•      Delivers further earnings momentum

•      Contributes to reduced cyclicality of BASF Group earnings

•      Modest synergies assumed

•      Consistent with stated acquisition criteria

Pro Forma Sales by Segment

Expanding the Portfolio

[CHART]

Pro Forma 2004 Total Sales*: 40.8 billion EUR

*                 Including other activities of 1.6 billion Euro (4%); sales based on fx rate of 1.25 EUR per USD

**          Environmental and Process Catalysts + Materials Services

Engelhard and BASF Integration

•                  Catalyst business of BASF to be merged with Engelhard’s and to be run globally out of New Jersey

•                  Appearance and Performance Technologies to be combined with BASF’s Performance Products businesses

•                  Leverage of BASF’s and Engelhard’s platforms

•                  Integration of business support systems (administration, finances, etc.)

•                  New global technology platforms by combining existing R&D capabilities

•                  Focus on retaining Engelhard’s outstanding talent

•                  Consolidate US-headquarters in New Jersey

•                  Ensure seamless integration from customers’ point of view

1              Transaction Highlights

2              Introduction to Engelhard

3              Impact on BASF

4              Transaction Process

Key Transaction Terms

Form of Consideration	• 100% Cash
Per Share Consideration	• 37.00 USD per share of Engelhard common stock
Implied Transaction Value	• Equity value of approximately 4.9 billion USD
• Enterprise value of approximately 5.2 billion USD
Offer Conditions	• Receipt of EU merger clearance and antitrust approvals in the US and certain other jurisdictions
• Engelhard board action necessary to make poison pill and supermajority provision in its certificate of incorporation inapplicable to the transaction
• Tender of at least a majority of the outstanding shares (on a fully diluted basis)
• No “Material Adverse Change”

Appendix

Enterprise Value Calculation

Million USD, Million shares
Premium to Prior Day Closing Price(1) : +22.7%	Offer Price	USD	37.00
Shares Outstanding(2)		120.3
Options(3)		11.0
Total Fully Diluted Shares		131.3
Implied Equity Value		4,859
Short-Term Debt(4)		208
Long-Term Debt(4)		438
Cash(4)		(30)
Net Debt		616
Option Proceeds		(249)
Enterprise Value		5,226

Note: numbers have been rounded to one decimal, total may not match sum of displayed numbers

(1)                 Prior day closing price (December 30, 2005) : 30.15 USD

(2)                 Shares outstanding as of October 31, 2005 (119,906,559  shares) + assumes all options exercised since were physically settled (one new share issued for each option exercised). Includes 188,725 deferred stock units outstanding as of December 30, 2005.

(3)                 Fully diluted as of December 30, 2005 (10,738,154 options as of 31-Dec-04 Annual Report + 535,768 options granted to management in 2005 – 239,825 options exercised or expired in 2005), to the extent of public filings disclosure.

(4)                 Short-term debt, long-term debt and cash items as of Engelhard’s third quarter release

Engelhard Profit & Loss Statement

Year ended December 31 (in million USD)	2004	2003	2002

Net sales	4,166.4	3,714.5	3,753.6
Cost of sales	3,496.6	3,080.4	3,099.8
Gross profit	669.8	634.1	653.8
Selling, administrative and other expenses	391.0	364.5	350.1
Special charge (credit), net	5.3	(12.0)	(7.9)
Operating earnings	273.5	281.6	311.5
Equity in earnings of affiliates	37.6	39.4	16.2
Equity investment impairment	—	—	(57.7)
Loss on investment	(0.7)	—	(6.7)
Interest income	5.2	4.0	2.0
Interest expense	(23.7)	(24.3)	(27.4)
Earnings before income taxes	291.9	300.6	237.9
Income tax expense	56.4	64.2	66.5
Net earnings before cumulative effect of a change in accounting principle	235.5	236.5	171.4
Cumulative effect of a change in accounting principle, net of tax of 1.4 million USD	—	(2.3)	—
Net earnings	235.5	234.2	171.4
Earnings per share – basic (USD)	1.91	1.87	1.34

Source: Engelhard Annual Report 2004

Engelhard Balance Sheet

Assets

December 31 (in million USD)	2004	2003

Assets
Cash and cash equivalents	126.3	87.9
Receivables, net of allowances of 12.4 and 11.6 million USD, respectively	410.4	400.0
Committed metal positions	457.6	350.2
Inventories	459.6	442.8
Other current assets	135.6	112.7
Total current assets	1,589.4	1,393.6
Investments	179.2	158.7
Property, plant and equipment, net	911.0	880.8
Goodwill	330.8	275.1
Other intangible assets, net and other noncurrent assets	168.2	224.8
Total assets	3,178.6	2,933.0

Source: Engelhard Annual Report 2004

Engelhard Balance Sheet

Liabilities and Shareholders’ Equity

December 31 (in million USD)	2004	2003

Liabilities
Short-term borrowings	12.0	68.3
Accounts payable	375.9	297.0
Hedged metal obligations	292.9	295.8
Other current liabilities	248.9	286.9
Total current liabilities	929.7	948.0
Long-term debt	513.7	390.6
Other noncurrent liabilities	320.9	309.0
Total liabilities	1,764.3	1,647.6

Shareholders’ equity
Preferred stock, no par value, 5,000 shares authorized but unissued	—	—
Common stock, $1 par value, 350,000 shares authorized and 147,295 shares issued	147.3	147.3
Additional paid-in capital	34.3	26.8
Retained earnings	1,800.5	1.619.3
Treasury stock, at cost, 25,393 and 22,885 shares, respectively	(572.8)	(492.1)
Accumulated other comprehensive income (loss)	5.0	(15.9)
Total shareholders’ equity	1,414.3	1,285.4

Total liabilities and shareholders’ equity	3,178.6	2,933.0

Source: Engelhard Annual Report 2004

Engelhard Cash Flow Statement

Cash Flows from Operating and Investing Activities

Year ended December 31 (in million USD)	2004	2003	2002

Cash flows from operating activities
Net earnings	235.5	234.2	171.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	125.0	124.3	110.7
Amortization of intangible assets	3.7	3.4	2.9
Loss on investment	0.7	—	6.7
Equity results, net of dividendes	(16.0)	(14.8)	(12.3)
Equity investment impairment	—	—	57.7
Net change in assets and liabilities:
Materials Services related	(31.6)	107.6	(26.3)
All other	6.1	(48.7)	(4.7)
Net cash provided by operating activities	323.4	406.0	306.0

Cash flows from investing activities
Capital expenditures	(123.2)	(113.6)	(113.3)
Proceeds from sale of investments	2.0	6.7	—
Acquisitions and other investments	(68.6)	(1.0)	(7.6)
Net cash used in investing activities	(189.8)	(107.9)	(120.9)

Source: Engelhard Annual Report 2004

Engelhard Cash Flow Statement
Cash Flows from Financing Activities

Year ended December 31 (in million USD)	2004	2003	2002
Cash flows from financing activities
Proceeds from short-term borrowings	—	—	264.2
Repayment of short-term borrowings	(56.3)	(284.3)	(304.5)
Repayment of long-term debt	(0.1)	(0.2)	(0.1)
Proceeds from issuance of long-term debt	108.7	150.2	—
Purchase of treasury stock	(113.0)	(119.6)	(133.5)
Cash from exercise of stock options	24.4	32.9	48.8
Dividends paid	(54.3)	(51.6)	(51.5)
Net cash used in financing activities	(90.5)	(272.5)	(176.7)
Effect of exchange rate changes on cash	(4.7)	14.1	6.8
Net increase in cash	38.3	39.6	15.2
Cash and cash equivalents at beginning of year	87.9	48.2	33.0
Cash and cash equivalents at end of year	126.2	87.9	48.2

Engelhard Corporation
Financials

Million USD

	2004	2003	2002
Net Sales to External Customers	4,166	3,715	3,754
EBITDA	402	409	425
EBITDA Margin	9.6%	11.0%	11.3%
EBIT	273	282	312
EBIT Margin	6.6%	7.6%	8.3%
Depreciation, Depletion and Amortization	129	128	114
Equity in Earnings of Affiliates	38	39	16
Total Assets	3,179	2,933	3,021
Equity Investments	177	153	133
Capital Expenditures	123	114	113

Engelhard Environmental Technologies
Financials

Million USD

	2004	2003	2002
Net Sales to External Customers	899	831	680
EBITDA	168	151	136
EBITDA Margin	18.7%	18.2%	20.0%
EBIT	137	119	109
EBIT Margin	15.2%	14.3%	16.0%
Depreciation, Depletion and Amortization	31	31	27
Equity in Earnings of Affiliates	14	12	8
Total Assets	620	589	595
Equity Investments	66	50	32
Capital Expenditures	32	23	40

Engelhard Process Technologies
Financials

Million USD

	2004	2003	2002
Net Sales to External Customers	615	569	539
EBITDA	114	122	117
EBITDA Margin	18.5%	21.4%	21.7%
EBIT	87	96	93
EBIT Margin	14.1%	16.9%	17.3%
Depreciation, Depletion and Amortization	27	26	24
Equity in Earnings of Affiliates	0	—	—
Total Assets	649	614	572
Equity Investments	—	—	—
Capital Expenditures	39	30	18

Engelhard
Appearance & Performance Technologies
Financials

Million USD

	2004	2003	2002
Net Sales to External Customers	690	654	651
EBITDA	118	119	133
EBITDA Margin	17.1%	18.2%	20.4%
EBIT	69	70	87
EBIT Margin	10.0%	10.7%	13.4
Depreciation, Depletion and Amortization	50	49	46
Equity in Earnings of Affiliates	—	—	—
Total Assets	831	783	795
Equity Investments	—	—	—
Capital Expenditures	28	31	29

Engelhard Materials Services
Financials

Million USD

	2004	2003	2002
Net Sales to External Customers	1,909	1,608	1,836
EBITDA	18	12	55
EBITDA Margin	0.9%	0.7%	3.0%
EBIT	16	10	53
EBIT Margin	0.8%	0.6%	2.9%
Depreciation, Depletion and Amortization	2	2	2
Equity in Earnings of Affiliates	—	—	—
Total Assets	488	370	641
Equity Investments	—	—	—
Capital Expenditures	3	7	5